Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 15, 2011, with respect to the combined financial statements of Greenhill Capital Partners Private Equity Fund II, included in the 2010 Annual Report (Form 10-K) to Shareholders of Greenhill & Co., Inc. for the year ended December 31, 2010.

/s/  Ernst & Young LLP

New York, New York
February 15, 2011

E-10